Exhibit 99.1

          The Neiman Marcus Group Reports July Revenues


    DALLAS--(BUSINESS WIRE)--Aug. 7, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced preliminary company-wide revenues for July 2003. The Company's fifty-two week fiscal year 2003 ended on August 2, 2003. The Company's fiscal year 2002 ended on August 3, 2002, which included a fifty-third week. For presentation purposes, all the amounts presented below exclude the fifty-third week of fiscal year 2002.




                             4 weeks ended

                      August 2,         July 27,      % Change
                        2003              2002        ---------
                    ------------     ------------

Total Revenues      $188 million     $166 million        13.3%

Comparable          $182 million     $166 million        10.2%
Revenues

                            13 weeks ended

                      August 2,         July 27,      % Change
                        2003             2002         ---------
                    ------------     ------------

Total Revenues      $703 million     $630 million        11.6%

Comparable          $684 million     $630 million        8.5 %
Revenues

                            52 weeks ended

                      August 2,         July 27,      % Change
                        2003             2002         ---------
                    ------------     ------------

Total Revenues      $3.10 billion    $2.91 billion        6.4%

Comparable          $3.02 billion    $2.91 billion        3.8%
Revenues


    Total revenues for the Company's fifty-third week of fiscal year 2002 were $37 million. Total revenues for the fiscal year ended August 3, 2002 were $2.95 billion.
    In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 11.4 percent. Top merchandise categories were women's apparel, designer handbags, beauty and jewelry.
    Comparable revenues at Neiman Marcus Direct in the four-week July period increased 2.4 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in women's shoes, private label apparel, jewelry and furniture and rugs.
    Comparable revenues for the Neiman Marcus Group for the fourth quarter of fiscal year 2003 increased 8.5 percent. For the fourth quarter of fiscal year 2003, Specialty Retail Stores comparable revenues increased 6.4 percent. Neiman Marcus Direct fourth quarter fiscal year 2003 revenues were 15.8 percent above last year.
    The Company currently expects earnings per share to range from $0.08 to $0.13 for the fourth quarter of fiscal year 2003. The Company currently expects comparable store revenues for the first quarter of its fiscal year 2004 to increase in the mid single digit range compared to last year.
    The Neiman Marcus Group plans to report its fourth quarter earnings on Tuesday, September 9, 2003. The release will be followed by a conference call that will be simultaneously webcast.
    The Neiman Marcus Group includes the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, and Neiman Marcus Direct, the direct marketing operation.
    Information about the Company can be accessed at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
                 or
             Stacie Shirley, 214-757-2967